Exhibit 3.181

RESTATED ARTICLES OF INCORPORATION

OF

NEONATOLOGY CERTIFIED, INC.

The corporation whose Articles of Incorporation are restated hereby was originally incorporated pursuant to Chapter 608, Florida Statutes, under the name Neonatology Certified, Williams and Chandler, M.D.s, P.A. and the original Articles of Incorporation were filed with the Secretary of State under Document No. G75248 on December 16, 1983 to be effective on January 1, 1984.

The Restated Articles of Incorporation of NEONATOLOGY CERTIFIED, INC. are as follows:

ARTICLE I – NAME

The name of this corporation shall be NEONATOLOGY CERTIFIED, INC. (the “Corporation”) and its principle place of business, unless and until relocated, shall be located at 4651 Sheridan Street, Suite 400, Hollywood, Florida 33021.

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

This Corporation is organized for the purpose of transacting any or all lawful business for a professional corporation organized under the Florida Business Corporation Act of the State of Florida.

ARTICLE IV – CAPITAL STOCK

Section 1. Authorized Shares. The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be 100,000 shares of common stock, par value Ten Cents ($.10) per share.

Section 2. Voting Rights. Subject to the provisions of the Corporation’s Bylaws regarding shareholder qualifications for voting, at any meeting of the shareholders, the holders of any issued and outstanding shares of common stock shall be entitled to one vote for each share held of record.

Section 3. No Preemptive Rights. No holder of any share of the Corporation’s capital stock shall be entitled as of right to subscribe for, purchase, or otherwise acquire any share of capital stock that the Corporation proposes to issue or any right or option that the Corporation proposes to grant for the purchase of shares of its capital stock or for the purchase of any shares, bonds, securities, or obligations of the Corporation that are convertible into or exchangeable for, or which carry any right to subscribe for, purchase, or otherwise acquire, shares of the Corporation’s capital stock; and any and all shares, bonds, securities, or obligations of the Corporation, whether not or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of the rights and options may be granted by the Board of Directors to any persons, firms, corporations, and associations, for lawful consideration, and on terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any holder of any share of the Corporation’s capital stock.

Section 4. Miscellaneous. Any and all shares of the Corporation’s capital stock may be issued from time to time as authorized by the Board of Directors in its discretion without further approval of the shareholders. The consideration for the issuance of shares shall be paid in full before their issuance and shall not be less than their par value. Future services shall not constitute payment or part payment for the issuance of shares of the Corporation. Subject to applicable provisions of law, the consideration for shares shall be cash, tangible or intangible property, labor, or services actually performed for the Corporation, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of the property, labor, or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of the consideration, these shares shall be deemed to be fully paid and non-assessable.

ARTICLE V – REGISTERED AGENT

AND REGISTERED OFFICE

The Registered Agent and the street address of the Registered Office of this Corporation shall be:

Jay S. Martus

4651 Sheridan Street

Suite 400

Hollywood, Florida 33021

The Board of Directors may substitute the Registered Agent and the Registered Office upon a majority vote of the Board.

ARTICLE VI – DIRECTORS

The number of directors of this Corporation shall be at least one, the number being set from time to time by the Board of Directors and determined in accordance with the Corporation’s Bylaws. The names and addresses of the persons who shall serve as directors until the next annual meeting of the Corporation’s shareholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation, removal from office, or death, shall be:

Mitchell Eisenberg

4651 Sheridan Street

Suite 400

Hollywood, Florida 33021

Lewis Gold

4651 Sheridan Street

Suite 400

Hollywood, Florida 33021

Dennis Gates

4651 Sheridan Street

Suite 400

Hollywood, Florida 33021

ARTICLE VII – INDEMNIFICATION

Section 1. Indemnification.

(a) The Corporation shall indemnify, to the fullest extent permitted or authorized by current or future legislation or current or future judicial or administrative decisions (but, in the case of any future legislation or decisions, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to any future legislation or decision), each person (including the heirs, executors, administrators or estate of the person) who was or is a party, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative and any appeal therefrom (collectively, the “Proceeding”), against any liability (which for purposes of this Article shall include any judgment, settlement, penalty or fine) or cost, charge, or expense (including attorneys’ fees) asserted against him or incurred by him by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan) (“Director or officer”).

(b) Notwithstanding the foregoing, except with respect to the indemnification specified in Section 3 of this Article VII, the Corporation shall indemnify a Director or Officer entitled to indemnification under subsection (a) above in connection with a Proceeding (or part of a Proceeding) initiated by that Director or Officer only if authorization for the Proceeding (or part of a Proceeding) was not denied by the Corporation’s Board of Directors within 60 days after receipt of notice from the Director or Officer.

Section 2. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a Director or Officer referred to in Section 1(a) of this Article in defending a Proceeding shall be paid by the Corporation to the fullest extent permitted or authorized by current or future legislation or current or future judicial or administrative decisions (but, in the case of any future legislation or decisions only to the extent that it permits the

Corporation to provide broader rights to advance costs, charges and expenses than permitted prior to any future legislation or decisions) in advance of the final disposition of a Proceeding, upon receipt of an undertaking reasonably satisfactory to the Board of Directors (the “Undertaking”) by or on behalf of a Director or Officer to repay all amounts so advanced in the event that it shall ultimately be determined that the Director or Officer is not entitled to be indemnified by the Corporation as authorized in this Article; provided that, in connection with a Proceeding (or part of a Proceeding) initiated by the Director or Officer, except a Proceeding authorized by Section 3 of this Article VII, the Corporation shall pay the costs, charges and expenses in advance of the final disposition of the Proceeding only if authorization for the Proceeding (or part of a Proceeding) was not denied by the Corporation’s Board of Directors within 60 days after receipt of a request for advancement accompanied by an Undertaking. A Director or Officer to whom costs, charges and expenses are advanced pursuant to this Section shall not be obligated to repay pursuant to the Undertaking until the final determination of any pending Proceeding in a court of competent jurisdiction concerning the right of the Director or Officer to be indemnified or the obligation of the Director or Officer to repay pursuant to the Undertaking. The Board of Directors may, upon approval of the indemnified party, authorize the Corporation’s counsel to represent the Director or Officer in any action, suit or proceeding, whether or not the Corporation is a party to the action, suit or proceeding.

Section 3. Procedure For Indemnification. Any indemnification or advance under this Article shall be made promptly, and in any event within 60 days, upon the written request of the Director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the Director or officer in any court of competent jurisdiction if the Corporation denies the request under this Article, in whole or in part, or if no disposition is made within the 60 day period. The Director’s or Officer’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in an action shall also be indemnified by the Corporation. It shall be a defense to an action that indemnification is prohibited by law or that the Director or officer has not met the standard of conduct, if any, required by current or future legislation or by current or future judicial or administrative decisions for indemnification (but, in the case of any future legislation or decision, only to the extent that it does not impose a more stringent standard of conduct than permitted prior to legislation or decisions); but the burden of proving this defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of an action that indemnification of the Director or Officer is proper in the circumstances because he has met the applicable standard of conduct, if any, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee, its independent legal counsel, and its stockholders) that the Director or Officer has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Director or Officer has not met the applicable standard of conduct.

Section 4. Survival of Indemnification. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may now or in the future be entitled under any statute, agreement, vote of stockholders or disinterested directors or recommendation of counsel or otherwise, both as to actions in the Director’s or Officer’s official capacity and as to actions in another capacity while holding office, and shall inure to the benefit of the estate, heirs, beneficiaries, executors and administrators of the Director or Officer after termination of his official capacity. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each Director and Officer of the Corporation described in Section 1 of this Article who serves or served in that capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Florida General Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of a Director or Officer or the obligations of the Corporation arising under this Article, for claims relating to matters occurring prior to any repeal or modification. The Corporation’s Board of Directors shall have the authority, by resolution, to provide for indemnification of employees or agents of the Corporation and for other indemnification of the Directors and Officers of the Corporation as it shall deem appropriate.

Section 5. Insurance. The Corporation may purchase and maintain insurance on behalf of any Director or Officer of the Corporation, against any liability asserted against him and incurred by him in any official capacity or arising out of his status as a Director or Officer, whether or not the Corporation would have the power to indemnify him against any liability under the provisions of this Article or the applicable provisions of the Florida General Corporation Act.

Section 6. Savings Clause. If this Article or any portion of it shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and Officer of the Corporation described in Section 1 of this Article to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or adjudicated unenforceable and as permitted by applicable law.

ARTICLE VIII – RATIFICATION

No contract or other transaction between the Corporation and any other corporation, and no act of the Corporation, shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, the other corporation. Any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this Corporation, provided that the fact that he or the firm is so interested shall be disclosed or shall have been known to the Board of Directors, and any director of the Corporation who is also a director or an officer of the other corporation, or who is interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize the contract or transaction, with like force and effect as if he were not a director or officer of the other corporation, or not interested, but shall not be entitled to vote to approve or otherwise accept the Corporation authorizing any contract or transaction with the other corporation.

ARTICLE IX – LIMITED LIABILITY

The private property of the Corporation’s shareholders shall not be subject to payment of the corporate debts in any event.

ARTICLE X – AMENDMENTS

These Articles of Incorporation may be amended in the manner provided by law, except that all amendments to the Articles which amend any Article relating to this capital stock, directors, indemnification, notice or change in control, shall be effective only upon the approval of 80% of the directors and shareholders then entitled to vote.

ARTICLE XI – QUORUM FOR

TRANSACTION OF BUSINESS

A quorum at a meeting of directors or shareholders shall consist of 50.01% of the directors or shareholders entitled to vote, represented in person or by proxy.

This Restatement of the Articles of Incorporation was adopted by unanimous consent of the Board of Directors and by unanimous consent of all of the shareholders of the Corporation on March 8, 1996.

CORPORATION:

NEONATOLOGY CERTIFIED, INC.

By:	/s/ Joseph Schulman
Joseph Schulman, President

Attest:	/s/ Luiz Grajwer
Secretary

[Corporate Seal]

STATE OF FLORIDA	)
) ss:
COUNTY OF BROWARD	)

I HEREBY CERTIFY that on this date the foregoing document was acknowledged before me by Joseph Schulman, President of NEONATOLOGY CERTIFIED, INC. (the “Corporation”), who is personally known to me or who has produced              as identification and who did/did not take an oath. He executed the foregoing Restated Articles of Incorporation of the Corporation in his capacity as President on behalf of all of the shareholders and all of the directors of the Corporation, pursuant to a unanimous consent of all of the shareholders and all of the directors of the Corporation, dated March 8, 1996, adopting the foregoing Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Broward County, Florida, this 13th day of March, 1996.

My Commission expires: 1-15-97	/s/ Deborah Schnackenberg
Notary Public
State of Florida at Large

ARTICLES OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION OF

NEONATOLOGY CERTIFIED, INC.

The corporation whose Articles of Incorporation are amended by these Articles of Amendment was originally incorporated pursuant to Chapter 621, Florida Statutes, effective January 1, 1984 under the name of Neonatology Certified, Williams and Chandler, M.D.’s, P.A., Document No. G75248. The Corporation was subsequently converted to a general corporation governed under Chapter 607, Florida Statutes, and the name was changed to Neonatology Certified, Inc. by amendment filed effective June 16, 1993. Further, Restated Articles of Incorporation were filed effective March 15, 1996.

Pursuant to the provisions of Section 607.1006, Florida Statutes, the Articles of Amendment to the Restated Articles of Incorporation of Neonatology Certified, Inc. (the “Corporation”) are as follows:

1. The name of the Corporation is Neonatology Certified, Inc.

2. The Articles of Amendment to the Restated Articles of Incorporation were adopted by all of the directors and the sole shareholder of the Corporation on March 15, 1996, in the manner prescribed by Section 607.1003, Florida Statutes, as follows:

RESOLVED, that Article 1 of the Restated Articles of Incorporation of Neonatology Certified, Inc. is hereby authorized to be amended in its entirety to read as follows, effective March 15, 1996:

ARTICLE I – NAME

The name of this corporation shall be SHERIDAN CHILDREN’S HEALTHCARE SERVICES, INC. (the “Corporation”) and its principle place of business, unless and until relocated, shall be located at 4651 Sheridan Street, Suite 400, Hollywood, Florida 33021.

3. The foregoing Articles of Amendment to the Restated Articles of Incorporation of Neonatology Certified, Inc. shall be effective as of March 15, 1996.

CORPORATION:

NEONATOLOGY CERTIFIED, INC.

Dated: March 20, 1996	By:	/s/ Jay A. Martus
Jay A. Martus
Vice President and Secretary

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STATE OF FLORIDA	)
) ss:
COUNTY OF BROWARD	)

I HEREBY CERTIFY that on this date the foregoing document was acknowledged before me, by JAY A. MARTUS, Vice President of NEONATOLOGY CERTIFIED, INC. (the “Corporation”) who is personally known to me or who has produced                  as identification and who did/did not take an oath. He executed the foregoing Articles of Amendment to the Restated Articles of Incorporation of the Corporation in his capacity as Vice President and Secretary on behalf of the sole shareholder and all of the directors of the Corporation, pursuant to a unanimous consent of the sole shareholder and all of the directors of the Corporation, dated March 15, 1996, adopting the foregoing Articles of Amendment to the Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Broward County, Florida, this 20th day of March, 1996.

My Commission Expires: Jan. 8, 1999	/s/ Anastasia L. Santarone
Anastasia L. Santarone
Notary Public, State of Florida at Large

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